EXHIBIT 99.1

5885 Landerbrook Dr., Cleveland, OH 44124 440-753-1490 (T) — 440-753-1491 (F) www.chart-ind.com

For Immediate Release

CHART INDUSTRIES RECEIVES BANKRUPTCY COURT

APPROVAL OF FIRST DAY MOTIONS

Company Authorized to Pay Pre-Petition Claims, including Employee Wages and Benefits, and Vendor Obligations; Court Grants Interim Approval of DIP Financing

CLEVELAND, OH – July 11, 2003 – Chart Industries, Inc. (OTCPK: CTIT) reported today that it has made significant progress in its restructuring in the first few days since its Chapter 11 filing, including receiving interim Court approval of a debtor-in-possession (DIP) credit facility and use of cash collateral balances to fund its operations during the bankruptcy. The Company also received approval of a number of “first day motions” from the U.S. Bankruptcy Court for the District of Delaware. The Court has scheduled the hearing on confirmation of the Company’s pre-packaged plan for September 3, 2003. The Company expects to emerge from Chapter 11 as soon as practicable thereafter.

On July 8, 2003, Chart and certain of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code to implement a previously announced restructuring through a pre-packaged plan of reorganization that has received strong support from the Company’s senior lenders. On July 10, 2003, the Bankruptcy Court approved all “first day motions” that are intended to support the Company’s employees, customers and vendors, and provide other forms of operational and financial stability such as the continued use of existing bank accounts, as Chart proceeds with its restructuring. With regard to employees, the Bankruptcy Court authorized payment of pre-petition and post-petition wages and benefits. With regard to vendors and suppliers, the Court has authorized Chart to pay pre-petition vendor obligations in the ordinary course of business as long as the vendors or suppliers return the Company to normal credit terms.

The Court also granted interim approval of a new $40 million debtor-in-possession (DIP) credit facility and authorized the Company to use up to $25 million of the credit facility until the Court holds a hearing to consider final approval of the DIP facility, which is scheduled for August 12, 2003. The DIP financing will provide the Company sufficient liquidity to continue operations, pay employees and purchase goods and services during the Chapter 11 case.

“We accomplished a great deal in the last few days since our Chapter 11 filing,” said Arthur S. Holmes, Chart’s Chairman and Chief Executive Officer. “We are pleased with the prompt approval by the Bankruptcy Court of our ‘first day motions,’ which, taken together, will enable the Company to operate without interruption and meet normal business obligations. Moreover, these accomplishments will allow us to remain focused on serving customers, a top priority during the restructuring process.”

Holmes continued, “We are extremely grateful for the overwhelming support we’ve received from our customers, our vendor partners and especially our employees.” Chart’s operations worldwide have continued without interruption and customer needs have been met. “Our operations continue to function normally and we are maintaining our commitment to provide quality products and services to our customers,” Holmes said.

More information about Chart’s reorganization case will be available at http://www.bmccorp.net/chart, or from the Company’s restructuring information line at: 866-258-8753. The case has been assigned to the Honorable Judge Jerry W. Venters under case number 03-12114 (JWV). Information on the case can also be obtained on the Bankruptcy Court’s web site with Pacer registration: http://www.deb.uscourts.gov.

This release contains forward-looking statements that are subject to certain risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements or could reduce the liquidity of the Company’s common stock. Such risks and uncertainties include, but are not limited to, Bankruptcy Court approval of the pre-packaged plan of reorganization and other relief requested by the Company, risks associated with operating a business under Chapter 11 protection, complying with the terms of the DIP financing facility, developments in disputes and litigation involving the Company, continued slowness in the Company’s major markets, the impact of competition, decreases in spending by industrial customers, the loss of a major customer or customers, Chart’s ability to attract and retain key personnel, the Company’s ability to satisfy the listing requirements of trading venues, changes in general economic, political, business and market conditions, the threat of terrorism and the impact of responses to that threat, and foreign currency fluctuations that may affect worldwide results of operations. The Company does not assume any obligation to update any of these forward-looking statements.

Chart Industries, Inc. is a leading global supplier of standard and custom-engineered products and systems serving a wide variety of low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 11 states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom.

For more information on Chart Industries, Inc. visit the Company’s web site at www.chart-ind.com.

Contact:	Steven Goldberg Sitrick And Company 212-573-6100

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